EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into by and between JOHN G. WALLACE the "Executive") and METROTRANS CORPORATION (the "Company").

     WHEREAS, the Company desires to employ the Executive upon certain terms and conditions, and the Executive desires to accept such employment upon such terms and conditions; and

    WHEREAS, the Company and the Executive desire to further set forth in a written agreement the complete terms and conditions pursuant to which the Executive shall be employed by the Company;

     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

     As used in this Agreement, the following words and/or phrases shall have the meanings set forth below unless a different meaning plainly is required by the context:

1.1 Agreement shall mean this Employment Agreement between the Company and the Executive.

1.2     Board shall mean the Board of Directors of the Company.

1.3 Cause shall mean (i) any act of fraud by the Executive (whether or not against or involving the Company); (ii) the Executive's competing with the Company, either directly or indirectly; (iii) the Executive's breach of any provision of this Agreement; (iv) the Executive's failure to discharge his duty of loyalty to the Company; (v) the Executive's indictment or conviction of any felony or misdemeanor (other than minor traffic violations); (vi) any willful act by the Executive that adversely affects the Company or its financial condition or business reputation; (vii) the Executive's willful failure to perform the duties of his position (other than any such failure resulting from incapacity due to Disability), within fifteen (15) days after notice from the Board identifying the specific duties which are not being performed; and (viii) any other action or inaction by the Executive which constitutes "good cause" under the laws of the State of Georgia.

1.4 Company shall mean Metrotrans Corporation its successors and assigns, and any other corporation, partnership, sole proprietorship or other type of business entity into which the Company may be merged, consolidated or otherwise combined.

1.5 Disability shall mean a physical or mental impairment that prohibits the Executive from performing the essential duties of his position, is expected to be of a long and continued duration, and for which he becomes eligible to receive benefits under the Company's long-term disability plan.

1.6     Effective Date shall mean July 9, 1999.

1.7     Executive shall mean John G. Wallace.

1.8 Proprietary Information shall mean information that meets the definition of "trade secret" under the laws of the State of Georgia (i.e., the Uniform Trade Secrets Act, O.C.G.A. ?10-1-760, et seq.), as well as any scientific or technical information, design, process, procedure, formula or improvement that is secret and of value, information that the Company takes reasonable efforts to protect from disclosure and from which the Company derives actual or potential economic value due to its confidential nature, including, but not limited to, technical or nontechnical data, formulas, complications, programs, devices, methods, techniques, drawings, processes, financial data, lists of actual or potential customers, price lists, business plans, customer and vendor records, training and operations materials and memoranda, personnel records, financial information relating to the business of the Company, accounts, customers, vendors, employees and affairs of the Company, and any information marked "confidential" by the Company.

1.9 Restricted Territory shall mean the geographic area described as follows: [territory needed]

1.10 Business of the Company shall mean all operations reasonably related to effecting the manufacture, distribution and sale of buses of all sizes.

1.11 Termination Date shall mean the date specified as the Executive's official termination of employment date.

1.12 Term shall mean the period during which this Agreement is wholly effective, which shall be the period commencing on the Effective Date and ending on the Termination Date.

                                 ARTICLE 2.

                            DUTIES AND AUTHORITY

2.1 Duties and Authority. The Executive is engaged and agrees to perform services for and on behalf of the Company as its President and Chief Executive Officer and shall report directly to the Board. The Executive shall have such duties and authority as may be assigned to him by the Company's bylaws or by the Board. The Executive agrees to perform such duties diligently and efficiently and in accordance with the reasonable directions of the Board.
The Executive shall conduct himself at all times in a business-like and professional manner as appropriate for his position and shall represent the Company in all respects in compliance with good business and ethical practices. In addition, the Executive shall be subject to and abide by the policies and procedures of the Company applicable to personnel of the Company, as may be adopted from time to time.

2.2 Best Efforts. During the term of this Agreement, the Executive shall devote his full attention, energies and best efforts to rendering services on behalf of the Company and shall not engage in any outside employment without the express written consent of the Board.

     Notwithstanding the foregoing, the Executive may pursue personal interests as he may have so long as such participation does not interfere with the Executive's performance of his duties hereunder, and the Executive may participate in industry, civic and charitable activities so long as such activities do not materially interfere with the performance of his duties hereunder. The Executive may also participate in any interest or activity which is approved in writing by the Board.

2.3     Term.   The initial term of this Agreement shall commence on the
effective date hereof and shall continue until the close of business at the end of two (2) years from the effective date, subject to earlier termination as provided in this Agreement. At least ninety (90) days prior to the end of the initial term hereof and each subsequent year thereafter, this Agreement shall be deemed to be extended automatically for an additional one-year term on the same terms and conditions unless either the Company or the Executive gives contrary written notice to the other party no less that ninety (90) days prior to the date on which this Agreement would otherwise be extended.

                                ARTICLE 3.

                        COMPENSATION AND BENEFITS

3.1 Annual Base Salary. The Company shall pay to the Executive as compensation for his services provided hereunder a base salary of $250,000 per year ("Base Salary"), unless increased in such amount as may be determined by the Board. Executive's base salary shall be payable in accordance with the Company's normal payroll procedures.

3.2 Annual Bonus. At the expiration of one (1) year from the effective date of this Agreement (the "bonus date"), the Company shall pay to the Executive a bonus in the amount of $100,000 provided that on the bonus date the Executive continues to be employed as the President and Chief Executive Officer of the Company and the Company continues to exist as a going concern.

3.3 Long-Term Cash Incentive Compensation. For the last six months of the year 2000, the Company agrees to enter into a revised Management Incentive Compensation Plan with the Executive and other key management employees of the Company based upon budgets and goals established by the Board during the first quarter of the year 2000.

3.4 Stock Option. On the effective date of this Agreement, the Executive shall be entitled to a grant of Incentive Stock Options in the amount of 100,000 shares of Company common stock at its then fair market value. To the extent that there are insufficient shares in the Company's option plan to allow for the issuance of Incentive Stock Options, the Company will issue nonqualified stock options and will provide a cash bonus to the Executive in the amount of the tax due upon exercise of the nonqualified stock options.

3.5 Employee Benefit Plans and Policies. The Executive shall be entitled to participate in each employee benefit plan, policy or arrangement which is sponsored, maintained or contributed to by the Company from time to time and in which current executive officers of the Company may participate, in accordance with the terms and provisions of such plans. Contributions by the Executive to such plans shall be required only to the extent required of other executive officers of the Company.

3.6 Disability Insurance. The Executive shall be entitled to obtain, at the Company's expense, a disability insurance policy covering 100% of the Executive's base salary not inclusive of bonuses provided that the premiums are reasonable as determined by the Company.

3.7 Automobile Allowance. The Company shall provide the Executive with a monthly allowance of [$____] for his use in owning or leasing an automobile for business purposes.

3.8 Vacation. The Executive shall be entitled to such paid vacation time as is generally provided to the Company's executive officers subject to the rules in effect regarding such leave.

3.9 Expense Reimbursement. The Company shall reimburse the Executive for reasonable and necessary travel and other business related expenses, including entertainment expenses, incurred by him in performance of the business of the Company in accordance with the Company's standard expense reimbursement practices and policies in existence from time to time, subject to such dollar limitations and verification and record keeping requirements as may be established from time to time by the Company.

3.10 Legal Fees Reimbursement. The Company shall reimburse the Executive up to $2500 for the legal fees he incurs in connection with his execution of this Agreement.

3.11 Modification of Compensation and Benefits. By written amendment, the Executive and the Company may agree to reform provisions contained in this Article, particularly the provisions pertaining to bonuses and benefits.

                                   ARTICLE 4.

                              RESTRICTIVE COVENANTS

4.1 Use and Return of Documents and Property. Executive acknowledges that in the course of his employment with the Company, he will have the opportunity to inspect and use certain property, both tangible and intangible, of the Company. All such property shall remain the exclusive property of the Company, and Executive has and shall have no right or interest in such property. Executive shall use Company property only during employment and only in the performance of his job and to further the Company's interests, and he will not remove Company property from the Company's premises except to the extent necessary to perform his duties and to the extent approved by the Company, either expressly or generally under its policies. Promptly upon the Executive's Termination Date, Executive shall return to the Company all of the Company's memoranda, notes, records, data, books, sketches, computer programs, audio-visual materials, correspondence, lists, every piece of information recorded in any form, and all other tangible property.

4.2 New Developments. Any discovery, invention, process or improvement made or discovered by the Executive during the term of this Agreement in connection with or in any way affecting or relating to the Business of the Company (as then carried on or under active consideration) shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company. The preceding sentence does not apply to any invention for which no equipment, supplies, facility, trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless the invention relates directly to the business of the Company or to its actual or demonstrably anticipated research or development, or the invention results from any work performed by the Executive for the Company.

4.3 Covenant Not to Compete. Executive agrees that, during the term of his employment under this Agreement and for a period of one (1) year following the Termination Date, regardless of the reasons for the Executive's termination of employment, Executive will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity anywhere in the Restricted Territory, (i) act as an officer, manager, advisor, executive, controlling shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the Business of the Company, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the Business of the Company, or (iii) become employed by such an entity in any capacity which would require Executive to carry out, in whole or in part, the duties Executive has performed for the Company which are competitive with the Business of the Company. This covenant shall apply to any services or products under investigation by the Company on the Termination Date to the extent that the Executive initiated, promoted, participated in, or otherwise had knowledge of such investigation. Executive acknowledges that because of the nature of the Company's business, this restriction will prevent the Executive from acting in any of the foregoing capacities for any competing entity wherever located within the Restricted Territory and that this scope is reasonable in light of the business of the Company.

4.4     Nonsolicitation of Customers, Clients and Suppliers.   Executive
agrees that during the term of his employment with the Company, he will not, directly or indirectly, without the Company's prior written consent, contact any customer, client or supplier of the Company for business purposes unrelated to furthering the Business of the Company. Executive further agrees that for a period of one (1) year following his Termination Date, he will not directly or indirectly, (i) contact, solicit or divert, or attempt to contact, solicit, divert or take away, any customer, client or supplier of the Company for purposes of, or with respect to, providing a customer, client or supplier to a competing business; or (ii) take any affirmative action with a customer, client or supplier of the Company for purposes of providing a customer, client or supplier to a business competing with the Company. The prohibitions of the preceding sentence shall apply only to customers, clients and suppliers of the Company with whom the Executive had Material Contact on the Company's behalf during the twelve months immediately preceding the Termination Date. For purposes of this Agreement, the Executive had "Material Contact" with a customer, client or supplier if (a) he had business dealings with the customer, client or supplier on the Company's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the customer, client or supplier; or (c) he obtained Proprietary Information about the customer, client or supplier as a result of his association with the Company.

4.5 Nonsolicitation of Employees. The Executive agrees that during his employment with the Company and for one (1) year after his Termination Date, the Executive will not, directly or indirectly, solicit or attempt to recruit or hire any employees of the Company who were employed by the Company at any time during the last year of the Executive's employment with the Company and who are actively employed by the Company at the time of the solicitation or attempted solicitation, to provide services similar to those performed by the employee for the Company on behalf of, or for the purpose of engaging in employment with, a competitor of the Company.

4.6     Nondisclosure of Trade Secrets and Proprietary Information.   Except
to the extent reasonably necessary for Executive to perform his duties for the Company, the Executive shall not, directly or indirectly, furnish or disclose to any person, or use in any way, any trade secrets of the Company, for so long as such trade secrets remain "trade secrets" under applicable state law.
 Except to the extent reasonably necessary for Executive to perform his duties for the Company, Executive shall not, during the term of his employment with the Company and for a period of one (1) year following the Executive's Termination Date, directly or indirectly, furnish or disclose to any person, or use in any way, for personal benefit or the benefit of others, any Proprietary Information of the Company.

4.7 Reasonableness. Executive has carefully considered the nature and extent of the restrictions upon his and the rights and remedies conferred on the Company under this Agreement, and Executive hereby acknowledges and agrees that:

(a) the restrictions and covenants contained herein, and the rights and remedies conferred upon the Company, are necessary to protect the goodwill and other value of the business of the Company;

(b) the restrictions placed upon Executive hereunder are fair and reasonable in time and territory, will not prevent him from earning a livelihood, and place no greater restraint upon the Executive than is reasonably necessary to secure the business and goodwill of the Company;

(c) the Company is relying upon the restrictions and covenants contained herein in continuing to make available to Executive information concerning the business of the Company;

(d) Executive's employment hereunder places him in a position of confidence and trust with the Company and its employees, customers and suppliers; and

(e) the provisions of this section shall be interpreted so as to protect the Proprietary Information, and to secure for the Company the exclusive benefits of the work performed on behalf of the Company by the Executive under this Agreement, and not to unreasonably limit his ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Company's legitimate interests expressed in this Agreement.

4.8 Remedy for Breach. Executive acknowledges and agrees that his breach of any of the covenants contained in this Article of this Agreement will cause irreparable injury to the Company and that remedies at law available to the Company for any actual or threatened breach by the Executive of such covenants will be inadequate and that the Company shall be entitled to specific performance of the covenants in this Article or injunctive relief against activities in violation of this Article by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity or proving actual damages. This provision with respect to injunctive relief shall not diminish the right of the Company to claim and recover monetary damages against the Executive for any breach of this Agreement, in addition to injunctive relief. The Executive acknowledges and agrees that the covenants contained in this Article shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by the Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.

                                 ARTICLE 5.

                          TERMINATION OF EMPLOYMENT

5.1     Termination by Company.

(a) For Cause. During the two (2) year term of this Agreement, the Company may terminate the Executive for "Cause" as defined in section 1.3 of this Agreement effective immediately upon written notice to Executive. Upon such a termination for "Cause," the Executive shall not be entitled to any severance pay or post-termination benefits, other than as required by law.

(b) Without Cause. During the term of this Agreement, the Company may terminate the Executive for any reason other than "Cause" upon thirty (30) days' prior written notice to the Executive. For example, under this provision, the Company may terminate this Agreement upon the Executive's failure to meet the financial goals established by the Board, whether or not the failure is willful. If such a termination occurs during the first year of this Agreement, the Executive shall be entitled to severance pay in the amount of three (3) months of his monthly base salary then in effect. If such a termination occurs during the second year of this Agreement, the Executive shall be entitled to severance pay in the amount of six (6) months of his monthly base salary then in effect. If such a termination occurs anytime after the initial term of this Agreement, and during a period in which this Agreement has been renewed, the Executive shall be entitled to severance pay in the amount of twelve (12) months of his monthly base salary then in effect.
 The severance pay provided for herein shall be in lieu of any and all other payments, bonuses or other compensation to which he may have been entitled, which may be paid in a lump sum payment at the Company's discretion.

5.2 Termination by Executive. The Executive may voluntarily terminate his employment with the Company and terminate this Agreement by giving the Board a written notice at least sixty (60) days prior to his proposed date of termination. Upon such a voluntary termination by the Executive, the Executive shall not be eligible for any severance payment or benefit other than those earned prior to his date of termination.

5.3 Automatic Termination. This Agreement shall terminate immediately upon the death of Executive, or upon written notice from the Company to Executive if Executive shall at any time become incapacitated by reason of a Disability.

5.4 Cessation of Payment and Benefits. The base salary and other benefits provided herein shall be paid to Executive through the effective date of termination of this Agreement for whatever reason, including the death of Executive, and not thereafter.

                                   ARTICLE 6.

                            MISCELLANEOUS PROVISIONS

6.1 Invalidity of Any Provision. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the restrictive covenant provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of the applicable restrictive covenant is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of the applicable restrictive covenant is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable.

6.2 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

6.3 Arbitration. Any claim or dispute arising under this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. 1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorney's fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. 10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

6.4 Waiver of Breach. The waiver of a breach of any provision of this Agreement by a party hereto shall not operate or be construed as a wavier of any subsequent breach by the other party hereto.

6.5 Successors and Assigns. This Agreement shall inure to the benefit of the Company, and its respective successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive's estate and/or legal representatives.

6.6 Assignment of Agreement. This Agreement is not assignable by the Executive, but shall be freely assignable by the Company to any successor with the written consent of the Executive. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.7 Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

(a)     if to Executive:     Mr. John G. Wallace
                             [Information Needed]
                             _____________________

(b)     if to Company:       Metrotrans Corporation
                             Attention: Board of Directors
                             [Information Needed]
                             ________________________

                         (with a copy to the Chairman of each Board Committee)

6.8 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. All understanding and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement are merged into this document which alone fully and completely expresses their agreement. This Agreement may not be changed orally but only by an agreement in writing signed by both parties.

6.9 Survival of Provisions. The provisions of Article 4 - Restrictive Covenants shall survive termination of this Agreement.

6.10 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of this _____________ day of July, 1999.


[signatures on next page]

EXECUTIVE:



/s/ John G. Wallace
JOHN G. WALLACE



COMPANY:

METROTRANS CORPORATION

By: /s/ William C. Pitt III
William C. Pitt III

Title:   [Information Needed]





[THIS AGREEMENT HAS BEEN EXECUTED IN DUPLICATE.]

ATLANTA:4108194.1
	Wallace Employment Agreement
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